EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-161909, 333-175737) of Telkonet, Inc. of our report dated March 29, 2011, except Note B as of April 23, 2012, relating to the consolidated financial statements, which includes an explanatory paragraph relating to Telkonet Inc.'s ability to continue as a going concern and appears on page F-4 of this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ RBSM, LLP

New York, NY
April 23, 2012